Exhibit 23.5
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report on the consolidated financial statements of U.S. Vision, Inc. for the year ended January 31, 2005 and the period from May 31, 2003 to January 31, 2004 (Successor Period) and the period from February 1, 2003 to May 30, 2003 (Predecessor Period) dated April 8, 2005 (except for the second paragraph of Note 4 and the last paragraph of Note 16, as to which the date is September 30, 2005) and our report on the consolidated financial statements of U.S. Vision, Inc. for the period from November 1, 2002 to January 31, 2003 (Successor Period) and the period from February 1, 2002 to October 31, 2002 (Predecessor Period) dated July 22, 2005 (except for the second paragraph of Note 8 and the last paragraph of Note 15, as to which the date is September 30, 2005), included in the Joint Proxy Statement of Refac and OptiCare Health Systems, Inc. that is made a part of Amendment No. 1 to the Registration Statement (Form S-4 No. 333-130328) and Prospectus of Refac for the registration of 11,857,997 shares of its common stock.
/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
February 13, 2006